Exhibit 99.3

DEED OF FLEDGE

(to guarantee the Loan Agreement)

Which was signed and entered

on ______ of the month _________ year _________

Between

EQUILEX TRUST REG. AS TRUSTEE OF THE CAPRI TRUST
whose registered office is at Kastanlenhof, Pflugstrasse 10, FL- 9490 Vaduz,
Principality Of Liechtenstein
(Hereinafter called “the Lender”)

- on the one hand -

and

TW of _______________________________________________Switzerland
(hereinafter: “the Borrower”)

- on the other hand -

Whereas:	The Borrower obtained from the Lender a loan in the amount of $10,020,000 (“the Loan Amount”) for the purpose of purchasing 1,800,000 shares of Optibase Ltd., NASDAQ Ticker OBAS (“the Pledged Shares”) ; and

Whereas:	It was agreed and stipulated between the Lender and the Borrower that the Borrower would guarantee to the Lender all the amounts as set out hereunder by depositing the pledged shares with the Lender and/or Gesafin Real Estate S.A. acting on its stead (“the Custodian”) as security for the return of the Loan Amount; and

Whereas:	It was agreed that the Custodian will act regarding the Pledged Shares based on instructions which it will obtain from the Lender and subject to the conditions of this Deed of Pledge ; and

Whereas:	It is agreed that it is the Custodian’s obligation to open a bank account in order to deposit the Pledged Shares and to coordinate between the Borrower and the bank the deposit of the Pledged Shares in the account.

Therefore, it has been agreed between the parties as follows:

1.	The preamble to this Loan Agreement is an integral part thereof.

2.	Hereunder are the special conditions of this Deed of Pledge:

This Deed of Pledge is intended to guarantee the entire obligations of the Borrower in accordance with the Loan Agreement between the parties dated September 9, 2004 (hereinafter: “the Loan Agreement”).

3.	As a guarantee for the fulfillment of all the obligations of the Borrower under the Loan Agreement and the fulfillment of all the conditions of this Deed, the Borrower hereby deposits in the possession and under control of the Custodian and/or the Lender, the Pledged Shares.

4.	The Borrower declares as follows:-

a.	The Pledged Shares are not mortgaged or pledged to anyone else.

b.	The Pledged Shares will be deposited in the Custodian’s account and/or any other, as per the instructions of the Lender and/or the Custodian, and will be in its possession and custody.

c.	There is no limitation and/or condition according to the law and/or an agreement preventing and/or limiting the Borrower from pledging and/or transferring the Pledged Shares, and that the Borrower is entitled to transfer them and/or to deposit them in accordance with this Deed of Pledge.

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5.	In each of the following cases, this Deed of Pledge will be crystallized, the Borrower’s rights in the pledged shares will cease and will be transferred to the Lender and/or to the Custodian, and from that time, the Lender and/or the Custodian will be regarded as the owners of the pledged shares and will be entitled to register the pledged shares in their name in every registration as per the requirements of the law:

a.	If the Borrower fails to pay any sum of money or fails to discharge any liability which the Borrower may now or at any time in the future owe to the Lender when it is due.

b.	If the Borrower is in breach of any of the terms and conditions contained in the Loan Agreement or in any other agreement or document entered into pursuant to this Loan Agreement.

c.	If any representation or warranty made by you pursuant to this Loan Agreement or in any statement delivered or made pursuant to it is incorrect when made.

d.	If the Borrower is in default in respect of any of the Borrower’s other facilities (if any) with the Lender.

e.	If the Borrower is in breach of any other agreement to which he is a party with any other person in relation to the Borrower’s borrowing or other financial obligations.

f.	If the Borrower enters into any arrangement with its creditors generally.

g.	If the Borrower has a creditor levy distress or execution on, or any other person seeks to enforce his security or judgement or order over, the whole or any material part of the Borrower’s assets.

h.	If the Borrower has a bankruptcy petition presented against him.

i.	If the Borrower becomes, in our reasonable opinion, bankrupt or insolvent.

j.	If the Borrower becomes, in the Lender’s reasonable opinion, bankrupt or insolvent.

k.	If the Borrower ceases to carry on all or a material part of his business.

l.	If any event occurs which would affect the Borrower or the Borrower’s business so as to render the Borrower unable to comply fully with his obligations to the Lender pursuant to this Loan Agreement and any other document entered into pursuant to this Loan Agreement.

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m.	If the Borrower is a partnership and the Borrower presents or have presented against the Borrower a winding up order.

n.	If the Borrower has a receiver appointed over any of the Borrower’s property or assets.

o.	If the Borrower ceases, or threatens to cease, to carry on business or dispose of all or any substantial part of its business or (except in the ordinary course of business) its assets.

p.	If it becomes unlawful or impossible for the Lender to make, maintain or fund the Loan or if any of the Borrower’s obligations under this Loan Agreement cease to be valid, legal and binding and enforceable against the Borrower in accordance with their terms.

q.	If in the reasonable opinion of the Lender, circumstances have so changed since the Loan was made available, or such new information has come to light, as could justify the Lender requesting the immediate repayment by the Borrower of the Loan

r.	If the Borrower gave the Lender any false or misleading information it its application for the Loan Agreement.

s.	If there is, in the Lender’s sole opinion, any change in the legal or beneficial ownership of the Borrower.

6.	In the event that the Borrower wishes to sell or otherwise dispose of the Pledged Shares, for any reason whatsoever, prior to repayment of the Loan Amount, he shall replace the Pledged Shares with another form of security to the satisfaction of the Lender, prior to any such sale or disposal.

7.	Should it be necessary, reports will be made to the relevant authorities in the US and Israel.

        IN WITNESS WHEREOF the parties hereto have executed this Deed of Pledge

—————————————— the Borrower	—————————————— the Lender

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